EXHIBIT 99
NEWS RELEASE
For Immediate Release
Contact: Chad Hyslop or Jim Baumgardner (208) 331-8400
info@americanecology.com     www.americanecology.com
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                       AMERICAN ECOLOGY ANNOUNCES AWARD OF
                    TRANSPORT, TREATMENT AND DISPOSAL CONTRACT

     BOISE, IDAHO, JUNE 8, 2005 - American Ecology Corporation [NASDAQ:ECOL] today announced that Honeywell International Inc. has awarded the Company a contract to transport, treat, and dispose of contaminated soils from a site in Jersey City, New Jersey. Initial engineering studies estimate that approximately 1 million tons of chromite ore processing residues will require offsite treatment and disposal. Depending on the volume of material shipped off-site and its ability to successfully perform under the contract, the Company estimates revenue in the range of $175 to $240 million over a 4 to 5 year period.

     "We are very pleased that Honeywell has chosen American Ecology for the safe, environmentally sound, cost effective transportation, treatment and disposal of material from this important clean-up project" stated American Ecology President and Chief Executive Officer Stephen Romano.

     Under the terms of the contract, American Ecology will treat and dispose of the contaminated soil at Company owned hazardous waste disposal facilities. The award specifies that American Ecology will receive substantially all of the waste shipped offsite from the cleanup site over the next four to five years, subject to applicable contract conditions. The Company plans to expand its facilities and increase rail transport capabilities at an estimated cost of up
to $12 million.   Off-site disposal of the material is expected to begin in the second or third quarter of 2005.

     A significant portion of the revenue derived from the contract will include value added transportation services. As a result, management expects that while revenue dollars will increase, the Company's gross margin relative to revenue will decrease.

     "This contract award is a solid indication that our strategy of bundling transportation with treatment and disposal services to increase operating income is succeeding," Romano concluded.

     American Ecology Corporation, through its subsidiaries, provides radioactive, PCB, hazardous, and non-hazardous waste services to commercial and government customers throughout the United


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States, such as nuclear power plants, steel mills, medical and academic institutions and petro-chemical facilities. Headquartered in Boise, Idaho, the Company has disposal facilities in Idaho, Nevada, Washington and Texas, and is the oldest radioactive and hazardous waste services company in the United States.

     This press release contains forward-looking statements that are based on management's current expectations, beliefs, and assumptions about the industry and markets in which American Ecology Corporation and its subsidiaries operate. Actual results may differ materially from what is expressed herein and no assurance can be given that Honeywell will authorize off-site shipment of the projected waste volumes, or that the Company will satisfactorily perform under the terms of the contract, cost effectively procure the range of subcontract services required to meet its contractual obligations, or successfully execute its overall business plan going forwardFor information on other factors that could cause actual results to differ from expectations, please refer to American Ecology Corporation's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission.

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